Exhibit 99.1

Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301 T +01 404.676.2683

THE COCA-COLA COMPANY REPORTS
FULL-YEAR AND FOURTH QUARTER 2011 RESULTS

Strong full-year global volume growth of 5%, driven by international volume growth of 5% and North America organic volume growth of 1%

Quarterly volume and revenue growth across all five geographic operating groups with broad-based global volume and value share gains

Full-year reported EPS of $3.69 and Q4 reported EPS of $0.72

Full-year comparable EPS of $3.84, up 10%, and Q4 comparable EPS of $0.79, up 10%, both ahead of our long-term growth target

Full-Year and Fourth Quarter 2011 Highlights

•                  Strong full-year global volume growth of 5% led by brand Coca-Cola, up 3% for both the full year and the quarter.  Full-year and fourth quarter global volume grew across every geographic operating group.  Global volume grew 3% in the quarter, in line with our long-term growth target, driven by solid international volume growth of 4% and North America volume growth of 1%.

•                  Full-year reported net revenues grew 33% and comparable currency neutral net revenues grew 29%, reflecting the acquisition of Coca-Cola Enterprises’ (CCE) former North America operations in the fourth quarter of 2010.  Fourth quarter 2011 reported net revenues grew 5% and comparable currency neutral net revenues grew 6%, in line with our long-term growth target.

•                  Full-year reported operating income grew 20% and comparable currency neutral operating income grew 12%.  Fourth quarter reported operating income grew 68% and comparable currency neutral operating income grew 14%, ahead of our long-term growth target.

•                  Four-year productivity program successfully completed, with annualized savings over $500 million, exceeding the original target range of $400 to $500 million.

•                  Launching new “Productivity and Reinvestment” program with incremental annualized savings of $550 to $650 million by the end of 2015 as a natural outgrowth of the Company’s 2020 Vision to design and implement the most effective and efficient business system.

ATLANTA, Feb. 7, 2012 — The Coca-Cola Company today reports strong full-year and fourth quarter 2011 operating results, once again meeting or exceeding its long-term growth targets and gaining full-year volume and value share in total nonalcoholic ready-to-drink (NARTD) beverages as well as in both sparkling and still beverages.  The Company’s strong 2011 performance, combined with its optimized and advantaged system, positions it well to deliver long-term, sustainable growth.

Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company, said, “Today, I am pleased to share that The Coca-Cola Company continues its momentum toward realizing our 2020 Vision, with stronger brands, clear strategies and well-focused execution to drive further growth.  We once again achieved financial results for both the year and the quarter in line with, or ahead of, our long-term targets, with quarterly volume and revenue growth in every one of our five geographic operating groups.  Importantly, we also continued to increase our global volume and value share in 2011.

“Even as we believe that global market volatility will continue in the near term, the breadth of our global footprint and the strength of our brands create a resilient business that was built for times like these.  As we enter into the third year of our 2020 Vision, our Roadmap for Winning Together remains clear.  The assumptions that shaped our 2020 Vision have not changed.  Our expectations for long-term, sustainable and balanced growth across emerging and developed markets have not wavered.  And we will continue to make significant investments in our future all around the world to support the tremendous opportunity we see in nonalcoholic ready-to-drink beverages, one of the fastest growing segments in consumer packaged goods.

“In a world looking for hope, optimism and renewal, Coca-Cola is privileged to be refreshing a thirsty world.  Our solid performance reflects the continued investments we have made over time and in every economic condition to strengthen the health of our brands, starting with brand Coca-Cola, the very oxygen of our business.  With our well-aligned global bottling system, world-class brands, strong financial discipline and a clear roadmap for growth, we are confident that we will achieve our long-term growth targets and continue to deliver increasing shareowner value.  We truly believe we are just getting started and that our best and brightest days lie ahead.  Thank you for your continued trust and confidence in The Coca-Cola Company.”

PERFORMANCE HIGHLIGHTS

The Coca-Cola Company reported worldwide volume growth of 5% for the full year and 3% during the quarter.  Excluding new cross-licensed brands in North America, primarily Dr Pepper brands (which the Company began distributing Oct. 2, 2010), worldwide volume grew 4% for the full year, at the high end of our long-term growth target.  Volume growth for the full year was well-balanced across the globe, with solid growth in key developed markets like North America, Japan and Germany and double-digit growth in key emerging markets like India and China.  In addition, solid growth continued in countries with per capita consumption of Company brands less than 150 eight-ounce servings per year, with volume up 6% for the full year and 4% in the quarter.  For both the full year and the quarter, we grew global volume and value share in NARTD beverages, with volume and value share gains across most beverage categories.  Further, our immediate consumption beverages were up 4% globally in 2011, driven by focused in-store activation efforts and cold drink equipment expansion.

We continued to see growth in sparkling beverages, with gains in global volume and value share for the full year and in the quarter. This growth was driven by our continued focus on and investment in our brands, starting with brand Coca-Cola. Brand Coca-Cola volume grew 3% in both the full year and the quarter, with strong growth in the fourth quarter in a number of markets around the world, including 33% in Thailand, 15% in India, 13% in China, 12% in Argentina, 9% in Germany, 8% in Russia, 4% in both Mexico and France, and 3% in Japan.  Worldwide sparkling beverage volume grew 2% in the quarter, with international sparkling beverage volume up 3% as we continue to focus on innovative, globally scaled marketing campaigns.  For the full year, worldwide sparkling beverage volume grew 4%, with new cross-licensed brands in North America, primarily Dr Pepper brands, contributing one percentage point of this growth.

Worldwide still beverage volume grew 8% for the full year and 6% in the quarter, led by growth across the portfolio, including ready-to-drink teas, juices and juice drinks, energy drinks and water brands.  International still beverage volume grew 10% for the full year and 7% in the quarter, and North America still beverage volume grew 4% for the full year and 3% in the quarter.  We grew global still beverage volume and value share for the full year.  In the quarter, we grew global still beverage volume share and successfully held value share as consumers continue to experience macroeconomic volatility.  Minute Maid Pulpy continues to expand globally, with 20% volume growth in 2011.  Energy drinks volume grew 19% in the quarter with broad distribution of our Burn energy brand, which is now available in nearly 80 countries.  Water volume grew 7% in the quarter as we continue to focus on innovative and sustainable immediate consumption packaging like our PlantBottle™ in North America, which is driving new customer listings, and our I LOHAS/Ecoflex lightweight crushable bottle for water brands in Asia and Latin America.  Packaging innovations like these underscore our commitment to ensure the long-term sustainability of our packaged water business and our focus on reducing our carbon footprint.

OPERATING REVIEW

	Three Months Ended December 31, 2011
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Operating Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	3	5	68	14

Eurasia & Africa	4	7	16	24
Europe	1	4	1	4
Latin America	4	8	7	12
North America	1	4	487	25
Pacific	5	12	(2)	(3)
Bottling Investments	3	6	495	15

	Year Ended December 31, 2011
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Operating Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	5	33	20	12

Eurasia & Africa	6	11	11	13
Europe	2	4	4	1
Latin America	6	14	17	13
North America	4	84	52	44
Pacific	5	11	5	1
Bottling Investments	0	3	(1)	(11)

Eurasia & Africa

•                  Our Eurasia and Africa Group’s volume grew 4% in the quarter, cycling 14% growth in the prior year quarter, led by strong results in India, up 20%, and the Middle East and North Africa, up 7%.  Full-year volume grew 6%, cycling 12% growth in the prior year.  Reported net revenue for the quarter increased 7%, reflecting a 7% increase in concentrate sales and positive price/mix of 8%, partially offset by a currency impact of 8%.  Concentrate sales in the quarter were slightly ahead of unit case volume as we cycled lower shipments in the prior year quarter.  For the full year, concentrate sales slightly lagged unit case sales.  Reported operating income increased 16% in the quarter.  Comparable currency neutral operating income increased 24% in the quarter driven by the increase in revenue and favorable operating expense leverage, partially offset by higher cost of goods sold and increased investments in the business.  Full-year reported net revenue increased 11%, reflecting a 5% increase in concentrate sales and 7% positive price/mix, partially offset by a currency impact of 1%.  Full-year reported operating income increased 11%, while comparable currency neutral operating income increased 13% driven by increased revenue and partially offset by continued investments in the business.

•                  In Eurasia and Africa, sparkling beverages grew 4% in the quarter, led by brand Coca-Cola which grew 5%.  Still beverages grew 7%.  Eurasia and Africa grew share in total NARTD beverages and sparkling beverages as well as volume and value share in sports drinks and juices and juice drinks.  India volume grew 20% in the quarter, our 22nd consecutive quarter of growth, with strong 22% growth in sparkling beverages driven by Diwali festival activation and continued success with integrated marketing programs like our Coke Studio music programming.  Despite geopolitical challenges in the region, volume in our Middle East and North Africa business unit grew 7% in the quarter.  Although volume in Russia was down 3% in the quarter as we cycled very strong 31% growth from the prior year quarter, we gained significant volume and value share in total NARTD beverages as well as in both sparkling and still beverages.  Russia sparkling beverages grew 3% in the quarter, led by strong 8% growth of brand Coca-Cola.  Volume in Turkey grew double digits for the full year, with volume and value share gains in total NARTD beverages and still beverages.

Europe

•                  Our Europe Group’s volume grew 1% in the quarter, cycling 2% growth in the prior year quarter.  Full-year volume growth was 2%, underscoring our system’s ability to manage through varying macroeconomic conditions across the region with tailored price and package offerings to meet the needs of consumers in each market.  Reported net revenue for the quarter grew 4%, reflecting 3% growth in concentrate sales and positive 1% price/mix.  Currency had minimal impact on reported net revenue in the quarter.  While concentrate sales in the quarter were ahead of unit case volume due to timing of shipments, full-year concentrate sales and unit case volume were in line.  Reported operating income was up 1% in the quarter.  Comparable currency neutral operating income grew 4% in the quarter, reflecting favorable timing of operating expenses as well as favorable pricing in Northwest Europe and Nordics.  Reported net revenue for the full year grew 4%, with 1% concentrate sales growth and a 3% currency benefit.  Price/mix for the full year was even, and includes a 1% unfavorable impact due to a change in the system value split with our wholly owned bottler in Germany, implemented late in third quarter 2010.  Reported operating income for the full year increased 4%.  Comparable currency neutral operating income increased 1% due to positive revenue growth and continued tight management of operating expenses, partially offset by the change in the system value split and higher commodity costs, primarily juices.

•                  Volume growth in the quarter was driven by strong 9% growth in Germany and low single-digit growth in both Spain and Northwest Europe and Nordics, leading to full-year Europe share gains in total NARTD beverages and sparkling beverages.   Central and Southern Europe volume declined 4% in the quarter and was even for the full year as that region experiences ongoing volatile economic conditions.  Sparkling beverage volume for the group grew 1% in the quarter, driven by brand Coca-Cola, up 2%, and Coca-Cola Zero, up 12%, as we leveraged integrated marketing campaigns centered on Christmas and the 2012 Olympic Torch Relay.  In addition, we continued our focus on segmenting occasion-based package and price points to drive revenue growth.  Our portfolio of energy brands grew strong double digits, supported by line extensions and expanded distribution, with continued volume and value share gains in the quarter.

Latin America

•                  Our Latin America Group’s volume grew 4% in the quarter, cycling 5% growth in the prior year quarter.  Full-year volume grew 6%, supported by strong growth in Mexico and the South Latin Region as a result of clear occasion-based, brand, package, price and channel strategies across beverage categories.  Reported net revenue for the quarter increased 8%, reflecting concentrate sales growth of 6% and positive price/mix of 8%, partially offset by a currency impact of 6%.  Concentrate sales in the quarter were ahead of unit case sales due to timing of shipments, and they were in line for the full year.  Reported operating income was up 7% in the quarter, with comparable currency neutral operating income up 12%, primarily reflecting volume growth and favorable pricing across the group, partially offset by continued investments in the business.  Reported net revenue for the full year increased 14%, reflecting concentrate sales growth of 5%, positive price/mix of 7% and a currency benefit of 4%, partially offset by the effect of structural changes as a result of the sale of our 50% ownership in Leão Junior, resulting in its deconsolidation effective September 2010.  Full-year reported operating income was up 17% and comparable currency neutral operating income grew 13%, primarily reflecting volume growth and favorable pricing across the group, partially offset by continued investments in the business.

•                  Volume growth in the quarter was broad-based, with 8% growth in the South Latin Region, 6% growth in the Latin Center Region and 4% growth in Mexico, all driven by a dual focus on affordability with refillable packages, and recruitment through growth in immediate consumption and continued placement of new cold drink equipment.  Brazil volume was even in the quarter, cycling 7% growth in the prior year quarter, and was up 1% for the full year, reflecting an environment of moderating economic growth coupled with rising food inflation.  Latin America sparkling beverages grew 2% in the quarter and 4% for the full year, driven by continued growth of brand Coca-Cola, up 2% in the quarter and led by 4% growth in Mexico and 12% growth in Argentina.  Trademark Sprite was up 6% in the quarter and 7% for the full year.  Still beverages grew 12% in the quarter and 15% for the full year.  Excluding acquired brands, still beverages grew 10% in the quarter and 13% for the full year.

•                  During the quarter, the Latin America Group gained volume and value share in total NARTD beverages, driven by volume and value share gains in both sparkling and still beverages and across most beverage categories.  Mexico posted both volume and value share growth in the quarter in total NARTD, sparkling and still beverages.  Argentina also gained volume and value share in total NARTD beverages and across all beverage categories as the business benefited from strong integrated marketing campaigns across beverage categories as well as the Christmas campaign “Open the Magic in You”.  Brazil’s continued focus on single-serve and returnable packaging resulted in volume and value share gains in total NARTD beverages as well as in both sparkling and still beverages.

North America

•                  Our North America Group’s volume grew 1% in the quarter and 4% for the full year.  Excluding new cross-licensed brands, primarily Dr Pepper brands, North America’s organic volume grew 1% for the full year, with volume and value share gains in total NARTD beverages as well as in both sparkling and still beverages.  Reported net revenue for the quarter increased 4%, reflecting “as reported” volume growth of 2%, which includes the benefit from one additional selling day in the quarter, as well as positive 2% price/mix.  Price/mix for the quarter reflects retail pricing of 4% in sparkling beverages through the ongoing effective execution of our occasion-based brand, package, price and channel strategies, partially offset by product mix.  Fourth quarter reported operating income grew 487%, primarily reflecting the cycling of the elimination of intercompany sales upon consolidation of CCE’s former North America operations in fourth quarter 2010.  Comparable currency neutral operating income grew 25% in the quarter due to timing of marketing expenses as we cycled higher marketing expenses from fourth quarter 2010 after the acquisition of CCE’s former North America operations.  Reported net revenue for the full year increased 84%, primarily reflecting the acquisition of CCE’s former North America operations.  We achieved 1% positive pricing to retailers for the full year, driven by 2% positive pricing on sparkling beverages.  Full-year reported operating income grew 52%.  Comparable currency neutral operating income increased 44% for the full year, primarily reflecting the acquisition of CCE’s former North America operations and growth in the underlying business, partially offset by higher commodity costs.

•                  Sparkling beverage volume was even in the quarter, cycling 1% growth in the prior year quarter, and reflecting brand Coca-Cola growth of 1%.  For the full year, sparkling beverage volume grew 3%.  Excluding new cross-licensed brands, principally Dr Pepper brands, organic sparkling beverage volume declined 1% for the full year, as pricing to retailers on sparkling beverages increased 2% in 2011.  Importantly, we gained sparkling beverage volume and value share in the quarter, driven by a fully integrated Open Happiness holiday campaign, including our ongoing Arctic Home program, and a strong focus on occasion-based brand, package, price and channel strategies.  Coca-Cola Zero grew high single digits in the quarter and 11% for the full year, its fifth consecutive year delivering double-digit volume growth, driven by strong marketing and continuing growth in the foodservice channel.  Both Mello Yello and Seagrams continued their double-digit growth in both the quarter and the full year.

•                  North America still beverage volume grew 3% in the quarter and 4% for the full year, led by Powerade growth of 11% in the quarter.  Still beverage volume in the quarter also benefited from double-digit growth in Gold Peak tea, vitaminwater zero and smartwater.  During the quarter and full year, we gained volume and value share in still beverages, with volume and value share gains across multiple still beverage categories, including sports drinks, energy drinks, ready-to-drink teas and packaged water.  We also gained share in juices and juice drinks in both the quarter and the full year.  Still beverage volume share has now grown for seven consecutive quarters.

Pacific

•                  Our Pacific Group’s volume grew 5% in the quarter, with full-year volume also up 5%.  Fourth quarter volume growth was broad-based, with 10% growth in China, 5% growth in Japan, 11% growth in Thailand and 25% growth in South Korea.  For the full year, volume growth in China was 13% and Japan volume was slightly positive, rounding to even.  Concentrate sales grew ahead of unit case volume in the quarter due to timing of shipments in advance of the year-end holiday season and earlier Chinese New Year.  Full-year concentrate sales were in line with unit case sales.  Reported net revenue for the quarter grew 12%, reflecting 8% concentrate sales growth and a 4% currency benefit.  Price/mix was even in the quarter, reflecting positive pricing and package mix offset by geographic mix and product mix in Japan.  Reported operating income declined 2% in the quarter, reflecting increased investments in our brands and business across the group.  Comparable currency neutral operating income declined 3% in the quarter. For the full year, reported net revenue grew 11%, reflecting 6% concentrate sales growth and a 7% currency benefit.  Price/mix for the full year had a negative 2% impact on reported net revenue as geographic mix offset positive pricing.  Reported operating income increased 5%, reflecting a 7% currency benefit partially offset by continued investments in our brands.  Comparable currency neutral operating income increased 1% for the full year after adjusting for the impact of the disasters in Japan earlier in the year.

•                  China volume grew 10% in the fourth quarter and 13% for the full year, making this nine of the last 10 years that our business there has delivered double-digit growth. We saw strong growth across our entire sparkling portfolio, with Coca-Cola, Sprite and Fanta all delivering double-digit growth in both the fourth quarter and the full year, driven by a renewed focus on core brands, continued distribution gains and the expansion of cooler facings.  Importantly, we realized sparkling beverage volume and value share gains in both the quarter and the full year.  Still beverages grew 8% in the quarter and 16% for the full year, driving share gains for the year in still beverages as Minute Maid Pulpy, Minute Maid Pulpy Super Milky value-added dairy and Ice Dew packaged water continued to perform well.  As our business and the industry in China continue to evolve, we are introducing a wider variety of packages to promote affordability and enhance the consumer experience with our brands, all with a focus to drive increased transactions and profitable growth and to continue building brand equity with consumers.  Our results this year confirm that we are executing the right strategies and have the right capabilities in place in China to deliver sustainable, double-digit growth over the long term.

•                  Japan volume grew a strong 5% in the quarter and was slightly positive, rounding to even, for the full year, reflecting the strength and resilience of our people and brands across the entire Japanese system as our business recovered quickly from the earthquake, tsunami and nuclear plant crisis in 2011.  In the quarter, we realized greater momentum across several key channels in Japan, including convenience stores and vending machines, as we further increased our focus on single-serve beverages.  Sparkling beverage volume growth was 6% in the quarter, driven by integrated marketing campaigns centered on Christmas and meal occasions, the Coke Zero Mission: Impossible - Ghost Protocol promotion and the launch of new Fanta flavors.  Single-serve I LOHAS water continued to perform well in the convenience store and vending channels, driving volume and value share gains in packaged water.  Ayataka green tea volume grew strong double digits in the quarter, performing well in the supermarket and vending channels and benefiting from increasing consumer preference and expanded availability in the convenience store channel.

Bottling Investments

•                  Our Bottling Investments Group’s volume grew 3% in the quarter on an average daily sales basis, reflecting growth in Germany, India and China.  Reported net revenue for the quarter grew 6%.  This reflects “as reported” volume growth of 4% and positive price/mix of 3%, driven by positive pricing partially offset by geographic mix.  Currency had a negative 1% impact on reported net revenue.  Reported operating income in the quarter increased 495%, reflecting the cycling of prior year restructuring initiatives.  Comparable currency neutral operating income increased 15% in the quarter, reflecting the increase in revenues and the benefits of disciplined capital investments and expense management, offset by higher commodity costs and continued investments in our in-market capabilities.  For the full year, volume grew 4% on a comparable basis, after adjusting for the effect of structural changes, principally the sale of the Norway and Sweden bottlers.  Reported volume was even for the full year.  The growth in comparable volume was primarily driven by growth in China, India and Germany.  Reported net revenue for the full year grew 3%.  This reflects the 4% growth in comparable unit case volume, positive price/mix of 3% and a currency benefit of 4%, partially offset by the effect of structural changes.  Reported operating income for the full year declined 1%.  Comparable currency neutral operating income declined 11% for the full year.  After adjusting for the effect of structural changes, principally the sale of the Norway and Sweden bottlers, comparable currency neutral operating income increased 7%.  This reflects the increase in comparable volume and the change in the system value split in Germany as well as the benefits of disciplined capital investments and expense management, partially offset by higher commodity costs and continued investments in our in-market capabilities.

FINANCIAL REVIEW

Fourth quarter reported net revenue was up 5%, with comparable net revenue also up 5%.  This reflects a 5% increase in concentrate sales and 1% positive price/mix, driven by positive pricing partially offset by geographic mix.  Currency had a negative 1% impact on net revenue in the quarter.  Concentrate sales in the quarter were ahead of unit case sales.  However, “as reported” unit case sales were broadly in line with concentrate sales in the quarter.  For the full year, concentrate sales were in line with unit case sales.  Fourth quarter comparable currency neutral net revenue growth was 6%, in line with our long-term target.  For the full year, reported net revenue grew 33%, with comparable net revenue also up 33%.  This reflects 5% growth in concentrate sales, a 3% currency benefit, positive price/mix and the acquisition of CCE’s former North America operations, partially offset by the effect of structural changes.  The positive price/mix for the full year reflects international and Bottling Investments Group combined price/mix of 2% as well as positive pricing to retailers in North America, driven by 2% positive pricing on sparkling beverages.  This reflects our fundamental ability to execute our pricing strategies within a disciplined commercial framework that considers rate increases in concert with occasion-based package mix levers, balancing overall category health with volume, value and pricing growth.  As a result, we grew global NARTD value share for the 18th consecutive quarter, with both volume and value share gains in 2011 across total NARTD beverages as well as in sparkling and still beverages.

Reported cost of goods sold increased 3% in the quarter.  Comparable cost of goods sold increased 8% in the quarter, driven by a 5% increase in concentrate sales.  Currency had minimal impact on cost of goods sold in the quarter.  For the full year, reported cost of goods sold increased 44%.  Comparable cost of goods sold increased 45% for the full year, driven by a 5% increase in concentrate sales, a 3% currency impact and the acquisition of CCE’s former North America operations, partially offset by the effect of structural changes, principally the sale of the Norway and Sweden bottlers.

In the quarter and for the full year, higher commodity costs, particularly in our finished goods businesses in the Bottling Investments Group and Coca-Cola Refreshments (CCR), continued to impact cost of goods sold.  Items affecting comparability in the quarter and for the full year primarily included gains and losses on commodities hedging.

Reported SG&A expenses decreased 2% in the quarter.  Comparable SG&A expenses were even in the quarter.  This reflects timing of marketing expenses in North America as we cycled higher marketing expenses from fourth quarter 2010 after the acquisition of CCE’s former North America operations.   International SG&A expenses were up in the quarter, reflecting continued investments in our brands as well as timing of expenses.  For the full year, reported SG&A expenses increased 33% and comparable SG&A expenses also increased 33%.  This increase was primarily driven by the acquisition of CCE’s former North America operations and also reflects a 3% currency impact.  Structural changes, principally the sale of the Norway and Sweden bottlers, reduced comparable currency neutral SG&A expenses for the full year by 2%.  Throughout 2011, we carefully managed expenses in an effort to maximize investments in initiatives that are intended to build our brands and business, including marketing and sales capability.  Importantly, for the full year, direct marketing expenses grew slightly ahead of unit case volume, as planned, and as we continue to invest in the health and strength of our brands.  International operating expense leverage was even for the full year, as expected.

In the fourth quarter of 2010, the Company expanded certain commodity hedging programs as a result of our acquisition of CCE’s former North America business.  Many of the derivatives included in these expanded programs do not qualify for hedge accounting treatment under the applicable accounting guidance.  The Company uses these derivatives as economic hedges to mitigate the risks associated with commodities and currency exposure.  As a result of the expansion of our hedging programs, in the fourth quarter of 2010 we began to exclude the net impact of these economic hedges from our comparable operating income until the period in which the underlying exposure being hedged impacts our consolidated statement of income.  For the fourth quarter and full year of 2011, the impact excluded from our comparable operating income was a net loss of $8 million and $111 million, respectively.

Fourth quarter reported operating income increased 68%, with comparable currency neutral operating income up 14%.  Full-year reported operating income increased 20%, with comparable currency neutral operating income up 12%.  Items affecting comparability reduced fourth quarter operating income by $283 million in 2011 and by $856 million in 2010.  Currency reduced comparable operating income by 3% in the quarter, and for the full year currency represented a 3% benefit, partially offsetting the impact of increased commodity costs.  Including our hedge positions and the cycling of our prior year rates, we currently estimate currencies will have a low single-digit negative impact on first quarter 2012 operating income and a mid single-digit negative impact on operating income for full-year 2012.

On a full-year basis, our net share repurchases totaled $2.9 billion, at the high end of our previous guidance of $2.5 to $3.0 billion.  In 2012, we are targeting net share repurchases of an additional $2.5 to $3.0 billion for the full year.

Fourth quarter reported EPS was $0.72 and comparable EPS was $0.79, both up 10% and ahead of our long-term growth target.  Items affecting comparability decreased fourth quarter 2011 reported EPS by $0.07 per share and increased fourth quarter 2010 reported EPS by $1.74 per share.  In 2011, these items included restructuring charges, costs related to global productivity initiatives, costs related to our acquisition of CCE’s former North America business and net losses related to our economic hedges, primarily commodities, partially offset by transaction gains.  The net gain in 2010 included the non-cash gain related to the purchase of CCE’s former North America operations as well as net gains related to economic hedges, primarily commodities, partially offset by restructuring charges, costs related to global productivity initiatives, costs related to the CCE transaction, costs associated with the repurchase of debt, a donation to The Coca-Cola Foundation, as well as certain tax matters.

Cash from operations was $9.5 billion for both full-year 2011 and full-year 2010.  Stronger operating results were offset by a shift in the use of working capital.  This shift in working capital was primarily driven by $769 million in additional pension contributions made in first quarter 2011 as well as the impact of a temporary extension of credit terms in Japan following the disasters in 2011.  After excluding the significant pension contributions made in the first quarter, cash from operations was up 7% for the full year.

In 2012 we are launching both a new global productivity initiative and an expanded CCR integration effort under one joint “Productivity and Reinvestment” program representing a combined incremental $550 to $650 million in annualized savings by the end of 2015.  The first initiative, a new four-year global productivity program, will target $350 to $400 million in annualized savings by the end of 2015.  Second, our CCR integration efforts are now expected to capture total annualized savings of $550 to $600 million, or an incremental $200 to $250 million above our original $350 million estimate.  We expect to capture this incremental $200 to $250 million in annualized savings by the end of 2015.  We estimate that total costs associated with the capture of all CCR-related synergies will increase from $425 million to about $800 million, as we implement new initiatives to capture our higher annualized savings target.

The savings generated from this “Productivity and Reinvestment” program are to be reinvested to enhance our ongoing systemwide brand building initiatives and will also help mitigate potential incremental near-term commodity costs on an as-needed basis.  Productivity is a core pillar of our 2020 Vision, and a leading priority of our Company is to design and implement the most effective and efficient business system.  This effort is part of the Company’s well-established and continuous approach to productivity, which includes creating a competitive cost advantage across our global supply chain; building a continuous improvement and operational excellence culture; redirecting resources to drive profitable growth through marketing and innovation effectiveness; and standardizing and simplifying our business processes, data and information technology systems.

Effective Tax Rate

The reported effective tax rates for the quarter and full year were 24.3% and 24.5%, respectively.  The underlying effective annual tax rate on operations was 23.9%.  The variance between the reported tax rate and the underlying tax rate was due to the tax effect of various items affecting comparability, separately presented in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

Our underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

For 2012, we expect our underlying effective tax rate on operations to be in the range of 24.0% to 25.0%.

Items Impacting Prior Year Results

First quarter 2010 results included a net charge of $0.11 per share primarily related to restructuring charges and costs related to global productivity initiatives as well as the impact of the Venezuela currency devaluation.

Second quarter 2010 results included a net charge of $0.04 per share primarily related to restructuring charges and costs related to global productivity initiatives as well as costs related to our acquisition of CCE’s former North America business.

Third quarter 2010 results included a net charge of $0.04 per share primarily related to restructuring charges and costs related to global productivity initiatives as well as costs related to our acquisition of CCE’s former North America business.

Fourth quarter 2010 results included a net gain of $1.74 per share primarily related to the non-cash gain on the purchase of CCE’s former North America operations, as well as net gains related to economic hedges, primarily commodities, partially offset by restructuring charges, costs related to global productivity initiatives, costs related to the CCE transaction, costs associated with the repurchase of debt, a donation to The Coca-Cola Foundation, as well as certain tax matters.

NOTES

•                  All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•                  “Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•                  “Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•                  “Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•                  “Organic” when used with reference to North America volume performance means volume excluding new cross-licensed brands, principally Dr Pepper brands.

•                  All references to volume and volume percentage changes indicate unit case volume, except for the reference to North America’s “as reported” volume.  All volume percentage changes, unless otherwise noted, are computed based on average daily sales.  “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage.  “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•                  For both North America and Bottling Investments Group, net revenue growth attributable to volume reflects the increase in “as reported” volume, which is based on as reported sales rather than average daily sales.  North America’s “as reported” volume represents CCR’s as reported unit case sales (which are equivalent to concentrate sales) plus non-Company-owned bottling operations’ concentrate sales.

•                  Fourth quarter 2011 financial results were impacted by one additional selling day, which offset the impact of one less selling day in first quarter 2011 results.  Unit case volume results are not impacted by the variance in selling days due to the average daily sales computation referenced above.  First quarter 2012 financial results will be impacted by one less selling day, and fourth quarter 2012 financial results will be impacted by two additional selling days.

•                  The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

•                  Our long-term revenue and operating income growth targets are on a comparable currency neutral basis and exclude structural changes.  Our long-term volume growth target is on a comparable basis, excluding the effect of structural changes.  Our long-term EPS growth target is on a comparable basis.

CONFERENCE CALL

We are hosting a conference call with investors and analysts to discuss our full-year and fourth quarter 2011 results today, Feb. 7, 2012 at 9:30 a.m. EST.  We invite investors to listen to a live audiocast of the conference call at our website,
http://www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website.  Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	December 31, 2011	December 31, 2010	% Change
Net Operating Revenues	$11,040	$10,494	5
Cost of goods sold	4,403	4,279	3
Gross Profit	6,637	6,215	7
Selling, general and administrative expenses	4,411	4,511	(2)
Other operating charges	275	545	—
Operating Income	1,951	1,159	68
Interest income	127	97	31
Interest expense	104	487	(79)
Equity income (loss) - net	155	178	(13)
Other income (loss) - net	82	5,294	—
Income Before Income Taxes	2,211	6,241	(65)
Income taxes	537	457	18
Consolidated Net Income	1,674	5,784	(71)
Less: Net income attributable to noncontrolling interests	20	13	54
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,654	$5,771	(71)

Diluted Net Income Per Share*	$0.72	$2.46	(71)
Average Shares Outstanding - Diluted*	2,306	2,349

*                 For the three months ended December 31, 2011 and December 31, 2010, “Basic Net Income Per Share” was $0.73 for 2011 and $2.50 for 2010 based on “Average Shares Outstanding - Basic” of 2,268 for 2011 and 2,311 for 2010.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Year Ended
	December 31, 2011	December 31, 2010	% Change
Net Operating Revenues	$46,542	$35,119	33
Cost of goods sold	18,216	12,693	44
Gross Profit	28,326	22,426	26
Selling, general and administrative expenses	17,440	13,158	33
Other operating charges	732	819	—
Operating Income	10,154	8,449	20
Interest income	483	317	52
Interest expense	417	733	(43)
Equity income (loss) - net	690	1,025	(33)
Other income (loss) - net	529	5,185	—
Income Before Income Taxes	11,439	14,243	(20)
Income taxes	2,805	2,384	18
Consolidated Net Income	8,634	11,859	(27)
Less: Net income attributable to noncontrolling interests	62	50	24
Net Income Attributable to Shareowners of The Coca-Cola Company	$8,572	$11,809	(27)

Diluted Net Income Per Share*	$3.69	$5.06	(27)
Average Shares Outstanding - Diluted*	2,323	2,333

*                 For the year ended December 31, 2011 and December 31, 2010, “Basic Net Income Per Share” was $3.75 for 2011 and $5.12 for 2010 based on “Average Shares Outstanding - Basic” of 2,284 for 2011 and 2,308 for 2010.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	December 31, 2011	December 31, 2010
Assets
Current Assets
Cash and cash equivalents	$12,803	$8,517
Short-term investments	1,088	2,682
Total Cash, Cash Equivalents and Short-Term Investments	13,891	11,199
Marketable securities	144	138
Trade accounts receivable, less allowances of $83 and $48, respectively	4,920	4,430
Inventories	3,092	2,650
Prepaid expenses and other assets	3,450	3,162
Total Current Assets	25,497	21,579
Equity Method Investments	7,233	6,954
Other Investments, Principally Bottling Companies	1,141	631
Other Assets	3,495	2,121
Property, Plant and Equipment - net	14,939	14,727
Trademarks With Indefinite Lives	6,430	6,356
Bottlers’ Franchise Rights With Indefinite Lives	7,770	7,511
Goodwill	12,219	11,665
Other Intangible Assets	1,250	1,377
Total Assets	$79,974	$72,921

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$9,009	$8,859
Loans and notes payable	12,871	8,100
Current maturities of long-term debt	2,041	1,276
Accrued income taxes	362	273
Total Current Liabilities	24,283	18,508
Long-Term Debt	13,656	14,041
Other Liabilities	5,420	4,794
Deferred Income Taxes	4,694	4,261
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,520 shares, respectively	880	880
Capital surplus	11,212	10,057
Reinvested earnings	53,550	49,278
Accumulated other comprehensive income (loss)	(2,703)	(1,450)
Treasury stock, at cost - 1,257 and 1,228 shares, respectively	(31,304)	(27,762)
Equity Attributable to Shareowners of The Coca-Cola Company	31,635	31,003
Equity Attributable to Noncontrolling Interests	286	314
Total Equity	31,921	31,317
Total Liabilities and Equity	$79,974	$72,921

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Year Ended
	December 31, 2011	December 31, 2010

Operating Activities
Consolidated net income	$8,634	$11,859
Depreciation and amortization	1,954	1,443
Stock-based compensation expense	354	380
Deferred income taxes	1,028	617
Equity (income) loss - net of dividends	(269)	(671)
Foreign currency adjustments	7	151
Significant (gains) losses on sales of assets - net	(220)	(645)
Other significant (gains) losses - net	—	(4,713)
Other operating charges	214	264
Other items	(335)	477
Net change in operating assets and liabilities	(1,893)	370
Net cash provided by operating activities	9,474	9,532

Investing Activities
Purchases of short-term investments	(4,057)	(4,579)
Proceeds from disposals of short-term investments	5,647	4,032
Acquisitions and investments	(977)	(2,511)
Purchases of other investments	(787)	(132)
Proceeds from disposals of bottling companies and other investments	562	972
Purchases of property, plant and equipment	(2,920)	(2,215)
Proceeds from disposals of property, plant and equipment	101	134
Other investing activities	(93)	(106)
Net cash provided by (used in) investing activities	(2,524)	(4,405)

Financing Activities
Issuances of debt	27,495	15,251
Payments of debt	(22,530)	(13,403)
Issuances of stock	1,569	1,666
Purchases of stock for treasury	(4,513)	(2,961)
Dividends	(4,300)	(4,068)
Other financing activities	45	50
Net cash provided by (used in) financing activities	(2,234)	(3,465)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(430)	(166)

Cash and Cash Equivalents
Net increase (decrease) during the year	4,286	1,496
Balance at beginning of year	8,517	7,021
Balance at end of year	$12,803	$8,517

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2011 (1)	December 31, 2010 (8)	% Fav. / (Unfav.)	December 31, 2011 (2), (3)	December 31, 2010 (9), (10), (11), (12)	% Fav. / (Unfav.)	December 31, 2011 (2), (3), (4), (5), (6), (7)	December 31, 2010 (9), (10), (11), (12), (13), (14), (15), (16), (17), (18)	% Fav. / (Unfav.)
Eurasia & Africa	$663	$619	7	$231	$199	16	$233	$206	13
Europe	1,212	1,163	4	593	585	1	598	597	0
Latin America	1,177	1,085	8	652	610	7	658	616	7
North America	4,993	4,822	4	498	85	487	499	90	454
Pacific	1,357	1,216	12	382	390	(2)	383	390	(2)
Bottling Investments	1,977	1,860	6	35	6	495	197	187	5
Corporate	34	29	21	(440)	(716)	38	(357)	4,155	—
Eliminations	(373)	(300)	—	—	—	—	—	—	—
Consolidated	$11,040	$10,494	5	$1,951	$1,159	68	$2,211	$6,241	(65)

Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

(1)

Intersegment revenues were $28 million for Eurasia and Africa, $160 million for Europe, $82 million for Latin America, $1 million for North America, $78 million for Pacific and $24 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes were reduced by $3 million for Eurasia and Africa, $20 million for Europe, $1 million for Latin America, $145 million for North America, $1 million for Pacific, $31 million for Bottling Investments and $64 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives.

(3)

Operating income (loss) and income (loss) before income taxes were reduced by $10 million for Corporate due to charges associated with the floods in Thailand that impacted the Company’s supply chain operations in the region.

(4)

Income (loss) before income taxes was reduced by $13 million for Bottling Investments, primarily attributable to the Company’s proportionate share of asset impairments and restructuring charges recorded by certain of our equity method investees.

(5)

Income (loss) before income taxes was increased by a net $122 million for Corporate, primarily due to gains the Company recognized as a result of an equity method investee issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company’s per share investment. These gains were partially offset by charges associated with certain of the Company’s equity method investments in Japan.

(6)	Income (loss) before income taxes was reduced by $17 million for Corporate due to other-than-temporary impairments of certain available-for-sale securities.

(7)

Income (loss) before income taxes was reduced by $1 million for Corporate due to costs associated with the early extinguishment of certain long-term debt. This debt existed prior to the Company’s acquisition of CCE’s former North America business.

(8)

Intersegment revenues were $20 million for Eurasia and Africa, $139 million for Europe, $70 million for Latin America, $18 million for North America, $33 million for Pacific and $20 million for Bottling Investments.

(9)

Operating income (loss) and income (loss) before income taxes were reduced by $3 million for Eurasia and Africa, $7 million for Europe, $125 million for North America, $9 million for Pacific, $66 million for Bottling Investments and $335 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives, charitable donations, transaction costs incurred in connection with our acquisition of CCE’s former North America business and the sale of our Norwegian and Swedish bottling operations to CCE and other distribution charges related to bottling activities in Eurasia.

(10)

Operating income (loss) and income (loss) before income taxes for North America were negatively impacted by $235 million due to the elimination of gross profit in inventory on intercompany sales and an inventory fair value adjustment as a result of our acquisition of CCE’s former North America business. Prior to the acquisition, we recognized the profit associated with concentrate sales when the concentrate was sold to CCE, excluding the portion that was deemed to be intercompany due to our previous ownership interest in CCE. However, subsequent to the acquisition, the Company does not recognize the profit associated with concentrate sold to CCE’s legacy North American business until the finished beverage products made from those concentrates are sold.

(11)

Operating income (loss) and income (loss) before income taxes were reduced by $74 million for North America due to the acceleration of expense associated with certain share-based replacement awards issued in connection with our acquisition of CCE’s former North America business.

(12)

Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s former North America business.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

(13)

Income (loss) before income taxes was reduced by $11 million for Bottling Investments, primarily attributable to the Company’s proportionate share of restructuring charges recorded by certain of our equity method investees.

(14)

Income (loss) before income taxes was increased by $4,978 million for Corporate due to the remeasurement of our equity investment in CCE to fair value upon our acquisition of CCE’s former North America business.

(15)

Income (loss) before income taxes was reduced by $265 million for Corporate due to charges related to pre-existing relationships with CCE. These charges primarily related to the write-off of our investment in infrastructure programs with CCE.

(16)	Income (loss) before income taxes was increased by $597 million for Corporate due to the gain on the sale of our Norwegian and Swedish bottling operations to CCE.

(17)

Income (loss) before income taxes was reduced by $342 million for Corporate due to charges we recognized on the repurchase of certain long-term debt assumed in connection with our acquisition of CCE’s former North America business as well as the early extinguishment of certain other long-term debt. These charges also included the impact of the settlement of treasury rate locks in connection with our tender offer.

(18)

Income (loss) before income taxes was reduced by $22 million for Corporate due to an other-than-temporary impairment of an equity method investment and a donation of preferred shares in one of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Year Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2011 (1)	December 31, 2010 (14)	% Fav. / (Unfav.)	December 31, 2011 (2), (3), (4), (5)	December 31, 2010 (15), (16), (17), (18)	% Fav. / (Unfav.)	December 31, 2011 (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13)	December 31, 2010 (15), (16), (17), (18), (19), (20), (21), (22), (23), (24), (25), (26)	% Fav. / (Unfav.)
Eurasia & Africa	$2,841	$2,556	11	$1,091	$980	11	$1,089	$1,000	9
Europe	5,474	5,249	4	3,090	2,976	4	3,134	3,020	4
Latin America	4,690	4,121	14	2,815	2,405	17	2,832	2,426	17
North America	20,571	11,205	84	2,318	1,520	52	2,325	1,523	53
Pacific	5,838	5,271	11	2,151	2,048	5	2,154	2,049	5
Bottling Investments	8,591	8,313	3	224	227	(1)	897	1,205	(26)
Corporate	159	92	73	(1,535)	(1,707)	10	(992)	3,020	—
Eliminations	(1,622)	(1,688)	—	—	—	—	—	—	—
Consolidated	$46,542	$35,119	33	$10,154	$8,449	20	$11,439	$14,243	(20)

Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

(1)

Intersegment revenues were $152 million for Eurasia and Africa, $697 million for Europe, $287 million for Latin America, $12 million for North America, $384 million for Pacific and $90 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes were reduced by $12 million for Eurasia and Africa, $25 million for Europe, $4 million for Latin America, $374 million for North America, $4 million for Pacific, $89 million for Bottling Investments and $164 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives as well as costs associated with the merger of Embotelladoras Arca S.A.B. de C.V. (“Arca”) and Grupo Continental S.A.B. (“Contal”).

(3)

Operating income (loss) and income (loss) before income taxes were reduced by $19 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s former North America business.

(4)

Operating income (loss) and income (loss) before income taxes were reduced by $2 million for North America and $82 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011.

(5)

Operating income (loss) and income (loss) before income taxes were reduced by $10 million for Corporate due to charges associated with the floods in Thailand that impacted the Company’s supply chain operations in the region.

(6)

Income (loss) before income taxes was reduced by $53 million for Bottling Investments, primarily attributable to the Company’s proportionate share of asset impairments and restructuring charges recorded by certain of our equity method investees.

(7)	Income (loss) before income taxes was increased by a net $417 million for Corporate, primarily due to the gain the Company recognized as a result of the merger of Arca and Contal.

(8)

Income (loss) before income taxes was increased by a net $122 million for Corporate, primarily due to gains the Company recognized as a result of an equity method investee issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company’s per share investment. These gains were partially offset by charges associated with certain of the Company’s equity method investments in Japan.

(9)

Income (loss) before income taxes was increased by $102 million for Corporate, primarily due to the gain on the sale of our investment in Coca-Cola Embonor S.A. (“Embonor”), a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

(10)	Income (loss) before income taxes was reduced by $41 million for Corporate due to the impairment of an investment in an entity accounted for under the equity method of accounting.

(11)	Income (loss) before income taxes was reduced by $17 million for Corporate due to other-than-temporary impairments of certain available-for-sale securities.

(12)

Income (loss) before income taxes was reduced by $9 million for Corporate due to the net charge we recognized on the repurchase and/or exchange of certain long-term debt assumed in connection with our acquisition of CCE’s former North America business as well as the early extinguishment of certain other long-term debt.

(13)

Income (loss) before income taxes was reduced by $5 million for Corporate due to the finalization of working capital adjustments related to the sale of our Norwegian and Swedish bottling operations to CCE.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Year Ended

(14)

Intersegment revenues were $130 million for Eurasia and Africa, $825 million for Europe, $241 million for Latin America, $65 million for North America, $330 million for Pacific and $97 million for Bottling Investments.

(15)

Operating income (loss) and income (loss) before income taxes were reduced by $7 million for Eurasia and Africa, $50 million for Europe, $133 million for North America, $22 million for Pacific, $122 million for Bottling Investments and $485 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives, charitable donations, transaction costs incurred in connection with our acquisition of CCE’s former North America business and the sale of our Norwegian and Swedish bottling operations to CCE and other distribution charges related to bottling activities in Eurasia.

(16)

Operating income (loss) and income (loss) before income taxes for North America were negatively impacted by $235 million, primarily due to the elimination of gross profit in inventory on intercompany sales and an inventory fair value adjustment as a result of our acquisition of CCE’s former North America business. Prior to the acquisition, we recognized the profit associated with concentrate sales when the concentrate was sold to CCE, excluding the portion that was deemed to be intercompany due to our previous ownership interest in CCE. However, subsequent to the acquisition, the Company does not recognize the profit associated with concentrate sold to CCE’s legacy North American business until the finished beverage products made from those concentrates are sold.

(17)

Operating income (loss) and income (loss) before income taxes were reduced by $74 million for North America due to the acceleration of expense associated with certain share-based replacement awards issued in connection with our acquisition of CCE’s former North America business.

(18)

Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s former North America business.

(19)

Income (loss) before income taxes was reduced by $66 million for Bottling Investments. This net charge was primarily attributable to the Company’s proportionate share of unusual tax charges, asset impairments, restructuring charges and transaction costs recorded by equity method investees, which were partially offset by our proportionate share of a foreign currency remeasurement gain recorded by an equity method investee. The components of the net charge were individually insignificant.

(20)

Income (loss) before income taxes was reduced by $23 million for Bottling Investments and $25 million for Corporate due to other-than-temporary impairments of available-for-sale securities and an equity method investment and a donation of preferred shares in one of our equity method investees.

(21)

Income (loss) before income taxes was increased by $4,978 million for Corporate due to the remeasurement of our equity investment in CCE to fair value upon our acquisition of CCE’s former North America business.

(22)	Income (loss) before income taxes was increased by $597 million for Corporate due to the gain on the sale of our Norwegian and Swedish bottling operations to CCE.

(23)

Income (loss) before income taxes was reduced by $342 million for Corporate due to charges we recognized on the repurchase of certain long-term debt assumed in connection with our acquisition of CCE’s former North America business as well as the early extinguishment of certain other long-term debt. These charges also included the impact of the settlement of treasury rate locks in connection with our tender offer.

(24)

Income (loss) before income taxes was reduced by $265 million for Corporate due to charges related to pre-existing relationships with CCE. These charges primarily related to the write-off of our investment in infrastructure programs with CCE.

(25)	Income (loss) before income taxes was reduced by $103 million for Corporate due to the remeasurement of our Venezuelan subsidiary’s net assets.

(26)	Income (loss) before income taxes was increased by $23 million for Corporate due to the gain on the sale of 50 percent of our investment in Leão Junior, S.A., a Brazilian tea company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

ITEMS IMPACTING COMPARABILITY

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. Items such as structural changes (acquisitions and divestitures), charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability”. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results (“currency neutral”).

Asset Impairments and Restructuring

Asset Impairments

During the three months and year ended December 31, 2011, the Company recorded charges of $17 million due to other-than-temporary impairments of certain available-for-sale securities. In addition, during the year ended December 31, 2011, the Company recorded impairment charges of $41 million due to the impairment of an investment in an entity accounted for under the equity method of accounting. These impairment charges were recorded in other income (loss) — net.

During the three months and year ended December 31, 2010, the Company recorded charges of $15 million and $41 million, respectively, related to other-than-temporary impairments of available-for-sale securities and an equity method investment. These impairment charges were recorded in other income (loss) — net.

Restructuring

During the three months and year ended December 31, 2011, the Company recorded charges of $40 million and $119 million, respectively, due to certain restructuring activities. During the three months and year ended December 31, 2010, the Company recorded charges of $85 million and $153 million, respectively, due to certain restructuring activities, charitable donations and other distribution charges related to our bottling activities in Eurasia. The restructuring activities were related to costs associated with the integration of our German bottling and distribution operations and other restructuring initiatives outside the scope of our productivity initiatives and the integration of CCE’s former North America business. These charges were recorded in other operating charges. See the discussion of our productivity initiatives and CCE integration costs below.

Productivity Initiatives

During the three months ended December 31, 2011, and December 31, 2010, the Company recorded charges of $80 million and $56 million, respectively, related to our productivity initiatives. During the years ended December 31, 2011, and December 31, 2010, the Company recorded charges of $156 million and $190 million, respectively, related to our productivity initiatives. These productivity initiatives began in 2008 and concluded during the fourth quarter of 2011. These initiatives were focused on providing additional flexibility to invest for growth and impacted a number of areas, including aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs. The Company incurred total pretax expenses of $508 million related to these productivity initiatives since they commenced. This program delivered annualized savings of over $500 million beginning in 2011, exceeding the upper end of our original savings target of $400 to $500 million.

Equity Investees

During the three months and year ended December 31, 2011, the Company recorded charges of $13 million and $53 million, respectively, in equity income (loss) — net. These charges primarily represent the Company’s proportionate share of asset impairments and restructuring charges recorded by certain of our equity method investees.

During the three months ended December 31, 2010, the Company recorded a net charge of $11 million in equity income (loss) — net. This net charge was primarily attributable to the Company’s proportionate share of restructuring charges recorded by certain of our equity method investees. During the year ended December 31, 2010, the Company recorded a net charge of $66 million in equity income (loss) — net. This net charge was primarily attributable to the Company’s proportionate share of unusual tax charges, asset impairments, restructuring charges and transaction costs recorded by certain of our equity method investees, which were partially offset by our proportionate share of a foreign currency remeasurement gain recorded by an equity method investee. The components of the net charge were individually insignificant.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

CCE Transaction

During the three months ended December 31, 2011, the Company recorded charges of $145 million, primarily due to the integration of CCE’s former North America business.

During the three months ended December 31, 2010, the Company recorded a net gain of $4,837 million, primarily due to a $4,978 million gain on the remeasurement of our equity investment in CCE to fair value upon our acquisition of CCE’s former North America business. The Company also recorded a gain of $597 million related to the sale of our Norwegian and Swedish bottling operations to CCE. These gains were partially offset by the following charges related to our acquisition of CCE’s former North America business: (a) $265 million due to the Company’s write-off of our investment in infrastructure programs with CCE; (b) $144 million due to the integration of CCE’s former North America business and related transaction costs; (c) $74 million due to the acceleration of expense associated with certain share-based replacement awards; (d) $20 million due to the amortization of favorable supply contracts; and (e) $235 million due to the elimination of gross profit in inventory on intercompany sales and an inventory fair value adjustment. Prior to the acquisition, we recognized the profit associated with concentrate sales when the concentrate was sold to CCE, excluding the portion that was deemed to be intercompany due to our previous ownership interest in CCE. However, subsequent to the acquisition, the Company does not recognize the profit associated with concentrate sold to CCE’s legacy North American business until the finished beverage products made from those concentrates are sold.

During the year ended December 31, 2011, the Company recorded charges of $386 million, primarily due to the integration of CCE’s former North America business. These charges include $19 million related to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s former North America business as well as $5 million related to the finalization of working capital adjustments in connection with the sale of our Norwegian and Swedish bottling operations to CCE. The charge related to the finalization of working capital adjustments reduced the amount of the transaction gain the Company previously recorded on the sale during the fourth quarter of 2010.

During the year ended December 31, 2010, the Company recorded a net gain of $4,765 million, primarily due to a $4,978 million gain on the remeasurement of our equity investment in CCE to fair value upon our acquisition of CCE’s former North America business. The Company also recorded a gain of $597 million related to the sale of our Norwegian and Swedish bottling operations to CCE. These gains were partially offset by the following charges related to our acquisition of CCE’s former North America business: (a) $265 million due to the Company’s write-off of our investment in infrastructure programs with CCE; (b) $216 million due to the integration of CCE’s former North America business and related transaction costs; (c) $74 million due to the acceleration of expense associated with certain share-based replacement awards; (d) $20 million due to the amortization of favorable supply contracts; and (e) $235 million due to the elimination of gross profit in inventory on intercompany sales and an inventory fair value adjustment. Prior to the acquisition, we recognized the profit associated with concentrate sales when the concentrate was sold to CCE, excluding the portion that was deemed to be intercompany due to our previous ownership interest in CCE. However, subsequent to the acquisition, the Company does not recognize the profit associated with concentrate sold to CCE’s legacy North American business until the finished beverage products made from those concentrates are sold.

The Company has incurred total pretax expenses of $493 million related to this integration initiative since it commenced in the second quarter of 2010. The costs associated with this initiative were primarily related to the development and design of our future operating framework for our North America operating segment.

Transaction Gains

During the three months and year ended December 31, 2011, the Company recognized a net gain of $122 million, primarily due to gains associated with an equity method investee issuing additional common shares of its own stock at a per share amount greater than the carrying value of the Company’s per share investment. Accordingly, the Company is required to treat these types of transactions as if the Company sold a proportionate share of its investment in the equity method investee. The gains recognized during the three months ended December 31, 2011, were partially offset by charges associated with certain of the Company’s equity method investments in Japan. The Company recorded this net gain in other income (loss) — net.

During the year ended December 31, 2011, the Company also recognized a net gain of $417 million, primarily due to the merger of Arca and Contal, two bottling partners headquartered in Mexico, into a combined entity named Arca Continental (“Arca Contal”). Prior to this transaction, the Company held an investment in Contal that we accounted for under the equity method of accounting. The merger of the two companies was a non-cash transaction that resulted in Contal shareholders trading their existing Contal shares for new shares in Arca Contal at a specified exchange rate. Subsequent to this transaction, the Company holds an investment in Arca Contal that we account for as an available-for-sale security. The Company also recorded charges of $35 million related to costs associated with the merger of Arca and Contal during the year ended December 31, 2011.

In addition, the Company recognized a gain of $102 million during the year ended December 31, 2011, as a result of the sale of our investment in Embonor, a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

During the year ended December 31, 2010, the Company recognized a gain of $23 million due to the sale of 50 percent of our investment in Leão Junior, S.A., a Brazilian tea company.

Certain Tax Matters

During the three months ended December 31, 2011, and December 31, 2010, the Company recorded a net tax benefit of $22 million and a net tax charge of $254 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.

During the years ended December 31, 2011, and December 31, 2010, the Company recorded a net tax benefit of $7 million and a net tax charge of $282 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. In addition, during the year ended December 31, 2010, the Company recorded a tax charge of $14 million related to new legislation that changed the tax treatment of Medicare Part D subsidies.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

Other Items

Impact of Natural Disasters

On March 11, 2011, a major earthquake struck off the coast of Japan, resulting in a tsunami that devastated the northern and eastern regions of the country. As a result of these events, the Company made a donation to the Coca-Cola Japan Reconstruction Fund which will help rebuild schools and community facilities across the impacted areas of the country. The Company recorded total charges of $84 million related to these events during the year ended December 31, 2011. These charges were primarily related to the Company’s donation and assistance provided to certain bottling partners in the affected regions.

During the three months ended December 31, 2011, the Company also recorded charges of $10 million as a result of the floods in Thailand that impacted the Company’s supply chain operations in the region.

Economic (Non-Designated) Hedges

In 2010, the Company expanded certain commodity hedging programs as a result of our acquisition of CCE’s former North America business. The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Prior to our acquisition of CCE’s former North America business, this economic hedging activity was not material. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.

As a result of the expansion of our commodity hedging program, in the fourth quarter of 2010 we began to exclude the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statements of income. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities. During the three months and year ended December 31, 2011, the net impact of the Company’s adjustment related to our economic hedging activities described above resulted in an increase to our non-GAAP operating income of $8 million and $111 million, respectively. During the three months and year ended December 31, 2010, the net impact of the Company’s adjustment related to our economic hedging activities described above resulted in a decrease to our non-GAAP operating income of $29 million.

Repurchase, Extinguishment and/or Exchange of Long-Term Debt

During the three months and year ended December 31, 2011, the Company extinguished a portion of our long-term debt that had a carrying value of $20 million and did not originally mature until 2012. This debt existed prior to the Company’s acquisition of CCE’s former North America business. The Company recorded a charge of $1 million in interest expense during the three months ended December 31, 2011, due to costs associated with the early extinguishment of debt.

In addition, during the year ended December 31, 2011, the Company issued $2,979 million of long-term debt. The Company used $979 million of this newly issued debt and paid a premium of $208 million to exchange $1,022 million of existing long-term debt that was assumed in connection with our acquisition of CCE’s former North America business. The remaining cash from the issuance was used to reduce the Company’s outstanding commercial paper balance and exchange a certain amount of short-term debt. The Company recorded a charge of $5 million in interest expense during the year ended December 31, 2011, primarily due to transaction costs associated with the exchange of long-term debt.

During the year ended December 31, 2011, the Company also repurchased long-term debt with a carrying value of $735 million that we assumed in connection with our acquisition of CCE’s former North America business. The carrying value of the repurchased debt included $99 million in unamortized fair value adjustments recorded as part of our purchase accounting. The Company recorded a net charge of $3 million in interest expense during the year ended December 31, 2011, primarily due to the change in fair value from the date we assumed the debt until the date it was repurchased in addition to premiums paid to repurchase the debt.

Hyperinflationary Economies

During the first quarter of 2010, the Company recorded a charge of $103 million in other income (loss) — net related to the remeasurement of our Venezuelan subsidiary’s net assets. Subsequent to December 31, 2009, the Venezuelan government announced a currency devaluation, and Venezuela was determined to be a hyperinflationary economy. As a result of Venezuela being a hyperinflationary economy, our local subsidiary was required to use the U.S. dollar as its functional currency, and the remeasurement gains and losses were recognized in our condensed consolidated statement of income.

Charges Related to Bottling Operations

During the three months ended December 31, 2010, the Company recorded a charge of $7 million due to the donation of preferred shares in one of our equity method investees. This charge was recorded in other income (loss) — net.

Currency Neutral

Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended December 31, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,040	$4,403	$6,637	60.1%	$4,411	$275	$1,951	17.7%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(40)	40
Productivity Initiatives	—	—	—		—	(80)	80
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	(145)	145
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	(3)	(18)	15		7	(10)	18
After Considering Items (Non-GAAP)	$11,037	$4,385	$6,652	60.3%	$4,418	$—	$2,234	20.2%

	Three Months Ended December 31, 2010
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,494	$4,279	$6,215	59.2%	$4,511	$545	$1,159	11.0%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(85)	85
Productivity Initiatives	—	—	—		—	(56)	56
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	(255)	255		(74)	(144)	473
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	4	22	(18)		—	(260)	242
After Considering Items (Non-GAAP)	$10,498	$4,046	$6,452	61.5%	$4,437	$—	$2,015	19.2%

Currency Neutral:

	Net operating revenues	Cost of goods sold	Gross profit	Selling, general and administrative expenses	Other operating charges	Operating income
% Change - Reported (GAAP)	5	3	7	(2)	—	68
% Currency Impact	(1)	0	(1)	0	—	(5)
% Change - Currency Neutral Reported	6	3	8	(2)	—	74

% Change - After Considering Items (Non-GAAP)	5	8	3	0	—	11
% Currency Impact After Considering Items (Non-GAAP)	(1)	0	(1)	0	—	(3)
% Change - Currency Neutral After Considering Items (Non-GAAP)	6	9	4	0	—	14

Note:  Certain columns may not add due to rounding.

Reported currency neutral operating expense leverage for the three months ended December 31, 2011 is positive 66 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 8% from reported currency neutral operating income growth of 74%.  Currency neutral operating expense leverage after considering items impacting comparability for the three months ended December 31, 2011 is positive 10 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 4% from currency neutral operating income growth after considering items impacting comparability of 14%.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended December 31, 2011
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (1)
Reported (GAAP)	$104	$155	$82	$2,211	$537	24.3%	$1,654	$0.72
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	17	57	2		55	0.02
Productivity Initiatives	—	—	—	80	25		55	0.02
Equity Investees	—	13	—	13	2		11	—
CCE Transaction	—	—	—	145	55		90	0.04
Transaction Gains	—	—	(122)	(122)	(84)		(38)	(0.02)
Certain Tax Matters	—	—	—	—	22		(22)	(0.01)
Other Items	(1)	—	—	19	6		13	0.01
After Considering Items (Non-GAAP)	$103	$168	$(23)	$2,403	$565	23.5%	$1,818	$0.79

	Three Months Ended December 31, 2010
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (2)
Reported (GAAP)	$487	$178	$5,294	$6,241	$457	7.3%	$5,771	$2.46
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	15	100	8		92	0.04
Productivity Initiatives	—	—	—	56	8		48	0.02
Equity Investees	—	11	—	11	2		9	—
CCE Transaction	—	—	(5,310)	(4,837)	39		(4,876)	(2.08)
Transaction Gains	—	—	—	—	—		—	—
Certain Tax Matters	—	—	—	—	(254)		254	0.11
Other Items	(342)	—	7	591	205		386	0.16
After Considering Items (Non-GAAP)	$145	$189	$6	$2,162	$465	21.5%	$1,684	$0.72

	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change - Reported (GAAP)	(79)	(13)	—	(65)	18	(71)	(71)
% Change - After Considering Items (Non-GAAP)	(29)	(11)	—	11	22	8	10

Note: Certain columns may not add due to rounding.

(1) 2,306 million average shares outstanding - diluted

(2) 2,349 million average shares outstanding - diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Year Ended December 31, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$46,542	$18,216	$28,326	60.9%	$17,440	$732	$10,154	21.8%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(119)	119
Productivity Initiatives	—	—	—		—	(156)	156
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	(19)	19		—	(362)	381
Transaction Gains	—	—	—		—	(35)	35
Certain Tax Matters	—	—	—		—	—	—
Other Items	12	(110)	122		(23)	(60)	205
After Considering Items (Non-GAAP)	$46,554	$18,087	$28,467	61.1%	$17,417	$—	$11,050	23.7%

	Year Ended December 31, 2010
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$35,119	$12,693	$22,426	63.9%	$13,158	$819	$8,449	24.1%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(153)	153
Productivity Initiatives	—	—	—		—	(190)	190
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	(255)	255		(74)	(216)	545
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	4	22	(18)		—	(260)	242
After Considering Items (Non-GAAP)	$35,123	$12,460	$22,663	64.5%	$13,084	$—	$9,579	27.3%

Currency Neutral:

	Net operating revenues	Cost of goods sold	Gross profit	Selling, general and administrative expenses	Other operating charges	Operating income
% Change - Reported (GAAP)	33	44	26	33	—	20
% Currency Impact	3	3	3	3	—	4
% Change - Currency Neutral Reported	29	40	23	30	—	16

% Change - After Considering Items (Non-GAAP)	33	45	26	33	—	15
% Currency Impact After Considering Items (Non-GAAP)	3	3	3	3	—	3
% Change - Currency Neutral After Considering Items (Non-GAAP)	29	42	23	30	—	12

Note:  Certain columns may not add due to rounding.

Reported currency neutral operating expense leverage for the year ended December 31, 2011 is negative 7 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 23% from reported currency neutral operating income growth of 16%.  Currency neutral operating expense leverage after considering items impacting comparability for the year ended December 31, 2011 is negative 11 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 23% from currency neutral operating income growth after considering items impacting comparability of 12%.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Year Ended December 31, 2011
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (1)
Reported (GAAP)	$417	$690	$529	$11,439	$2,805	24.5%	$8,572	$3.69
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	58	177	23		154	0.07
Productivity Initiatives	—	—	—	156	49		107	0.05
Equity Investees	—	53	—	53	8		45	0.02
CCE Transaction	—	—	5	386	145		241	0.10
Transaction Gains	—	—	(641)	(606)	(289)		(317)	(0.14)
Certain Tax Matters	—	—	—	—	7		(7)	—
Other Items	(9)	—	—	214	77		137	0.06
After Considering Items (Non-GAAP)	$408	$743	$(49)	$11,819	$2,825	23.9%	$8,932	$3.84

	Year Ended December 31, 2010
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (2)
Reported (GAAP)	$733	$1,025	$5,185	$14,243	$2,384	16.7%	$11,809	$5.06
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	41	194	12		182	0.08
Productivity Initiatives	—	—	—	190	53		137	0.06
Equity Investees	—	66	—	66	9		57	0.02
CCE Transaction	—	—	(5,310)	(4,765)	49		(4,814)	(2.06)
Transaction Gains	—	—	(23)	(23)	(10)		(13)	(0.01)
Certain Tax Matters	—	—	—	—	(296)		296	0.13
Other Items	(342)	—	110	694	205		489	0.21
After Considering Items (Non-GAAP)	$391	$1,091	$3	$10,599	$2,406	22.7%	$8,143	$3.49

	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change - Reported (GAAP)	(43)	(33)	—	(20)	18	(27)	(27)
% Change - After Considering Items (Non-GAAP)	4	(32)	—	12	17	10	10

Note: Certain columns may not add due to rounding.

(1) 2,323 million average shares outstanding - diluted

(2) 2,333 million average shares outstanding - diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended December 31, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$231	$593	$652	$498	$382	$35	$(440)	$1,951
Items Impacting Comparability:
Asset Impairments/Restructuring	1	—	—	2	—	31	6	40
Productivity Initiatives	2	20	1	—	1	—	56	80
CCE Transaction	—	—	—	143	—	—	2	145
Transaction Gains	—	—	—	—	—	—	—	—
Other Items	—	—	—	(2)	—	14	6	18
After Considering Items (Non-GAAP)	$234	$613	$653	$641	$383	$80	$(370)	$2,234

	Three Months Ended December 31, 2010
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$199	$585	$610	$85	$390	$6	$(716)	$1,159
Items Impacting Comparability:
Asset Impairments/Restructuring	1	—	—	14	—	66	4	85
Productivity Initiatives	2	7	—	1	9	—	37	56
CCE Transaction	—	—	—	439	—	—	34	473
Other Items	—	—	—	(28)	—	—	270	242
After Considering Items (Non-GAAP)	$202	$592	$610	$511	$399	$72	$(371)	$2,015

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change - Reported (GAAP)	16	1	7	487	(2)	495	38	68
% Currency Impact	(8)	(1)	(5)	0	0	(75)	0	(5)
% Change - Currency Neutral Reported	24	2	12	487	(2)	570	39	74

% Change - After Considering Items (Non-GAAP)	16	4	7	25	(4)	9	0	11
% Currency Impact After Considering Items (Non-GAAP)	(8)	(1)	(5)	0	0	(6)	(2)	(3)
% Change - Currency Neutral After Considering Items (Non-GAAP)	24	4	12	25	(3)	15	3	14

Note:         Certain columns may not add due to rounding.  Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Operating Income (Loss) by Segment:

	Year Ended December 31, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,091	$3,090	$2,815	$2,318	$2,151	$224	$(1,535)	$10,154
Items Impacting Comparability:
Asset Impairments/Restructuring	7	—	—	16	—	89	7	119
Productivity Initiatives	5	25	4	—	4	—	118	156
CCE Transaction	—	—	—	377	—	—	4	381
Transaction Gains	—	—	—	—	—	—	35	35
Other Items	—	—	—	108	82	18	(3)	205
After Considering Items (Non-GAAP)	$1,103	$3,115	$2,819	$2,819	$2,237	$331	$(1,374)	$11,050

	Year Ended December 31, 2010
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$980	$2,976	$2,405	$1,520	$2,048	$227	$(1,707)	$8,449
Items Impacting Comparability:
Asset Impairments/Restructuring	2	—	—	21	—	122	8	153
Productivity Initiatives	5	50	—	2	22	—	111	190
CCE Transaction	—	—	—	439	—	—	106	545
Other Items	—	—	—	(28)	—	—	270	242
After Considering Items (Non-GAAP)	$987	$3,026	$2,405	$1,954	$2,070	$349	$(1,212)	$9,579

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change - Reported (GAAP)	11	4	17	52	5	(1)	10	20
% Currency Impact	(1)	2	4	1	7	7	1	4
% Change - Currency Neutral Reported	12	2	13	52	(2)	(9)	9	16

% Change - After Considering Items (Non-GAAP)	12	3	17	44	8	(5)	(13)	15
% Currency Impact After Considering Items (Non-GAAP)	(1)	2	4	1	7	6	0	3
% Change - Currency Neutral After Considering Items (Non-GAAP)	13	1	13	44	1	(11)	(13)	12

Note:   Certain columns may not add due to rounding.  Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Bottling Investments Segment Information:

	Three Months Ended December 31, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$1,977	$639	$35
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	31
Other Items	—	—	14
After Considering Items (Non-GAAP)	$1,977	$639	$80

	Three Months Ended December 31, 2010
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$1,860	$638	$6
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	66
Other Items	—	—	—
After Considering Items (Non-GAAP)	$1,860	$638	$72

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change - Reported (GAAP)	6	0	495
% Currency Impact	(1)	(1)	(75)
% Change - Currency Neutral Reported	7	1	570
% Change - Structural Impact	0	0	0
% Change - Currency Neutral Reported and Adjusted for Structural Items	7	1	570

% Change - After Considering Items (Non-GAAP)	6	0	9
% Currency Impact After Considering Items (Non-GAAP)	(1)	(1)	(6)
% Change - Currency Neutral After Considering Items (Non-GAAP)	7	1	15
% Structural Impact After Considering Items (Non-GAAP)	0	0	0
% Change - Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	7	1	15

Note:   Certain columns may not add due to rounding.  Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Bottling Investments Segment Information:

	Year Ended December 31, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$8,591	$2,651	$224
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	89
Other Items	—	—	18
After Considering Items (Non-GAAP)	$8,591	$2,651	$331

	Year Ended December 31, 2010
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$8,313	$2,660	$227
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	122
Other Items	—	—	—
After Considering Items (Non-GAAP)	$8,313	$2,660	$349

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change - Reported (GAAP)	3	0	(1)
% Currency Impact	4	4	7
% Change - Currency Neutral Reported	(1)	(5)	(9)
% Change - Structural Impact	(8)	(8)	(33)
% Change - Currency Neutral Reported and Adjusted for Structural Items	7	3	24

% Change - After Considering Items (Non-GAAP)	3	0	(5)
% Currency Impact After Considering Items (Non-GAAP)	4	4	6
% Change - Currency Neutral After Considering Items (Non-GAAP)	(1)	(5)	(11)
% Structural Impact After Considering Items (Non-GAAP)	(8)	(8)	(18)
% Change - Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	7	3	7

Note:     Certain columns may not add due to rounding.  Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Consolidated Cash from Operations:

	Year Ended December 31, 2011	Year Ended December 31, 2010
	Net Cash Provided by Operating Activities	Net Cash Provided by Operating Activities
Reported (GAAP)	$9,474	$9,532
Items Impacting Comparability:
Cash Payments Related to Pension Plan Contributions	769	—
After Considering Items (Non-GAAP)	$10,243	$9,532

	Net Cash Provided by Operating Activities
% Change - Reported (GAAP)	(1)
% Change - After Considering Items (Non-GAAP)	7

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands.  Led by Coca-Cola, the world’s most valuable brand, the Company’s portfolio features 15 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia.  Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.7 billion servings a day.  With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate.  Together with our bottling partners, we rank among the top 10 private employers with more than 700,000 system employees.  For more information about our Company, please visit our website at www.thecoca-colacompany.com or follow us on Twitter at twitter.com/CocaColaCo.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.’s former North America business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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